Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 7, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q4 Sales

PHILADELPHIA, PA, February 7, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands and our Food and Beverage division, today announced net sales for the quarter and year ended January 31, 2017.

Total Company net sales for the fourth quarter of fiscal 2017 increased 2% over the same quarter last year to a record $1.03 billion. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, were flat. By brand, comparable Retail segment net sales increased 2.0% at Urban Outfitters and 1.2% at Free People, but decreased 2.9% at the Anthropologie Group. Comparable Retail segment sales were driven by strong, double-digit growth in the direct-to-consumer channel, which were offset by lower retail store comparable net sales. Wholesale segment net sales decreased by 1%, as the prior year period benefitted from late shipments of third quarter bookings.

For the year ended January 31, 2017, total company net sales increased to $3.5 billion or 3% over the prior year. Comparable Retail segment net sales increased 1%. Wholesale segment net sales increased 11%.

“We are pleased to announce record fourth quarter and fiscal year 2017 revenues,” said Richard A. Hayne, Chief Executive Officer.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2017	2016	2017	2016
Net sales by brand
Urban Outfitters	$413,799	$415,448	$1,414,996	$1,392,040
Anthropologie Group	423,985	417,723	1,445,395	1,437,141
Free People	186,346	178,482	662,726	609,552
Food and Beverage	6,028	1,753	22,677	6,401

Total Company	$1,030,158	$1,013,406	$3,545,794	$3,445,134

Net sales by segment
Retail segment	$955,909	$938,681	$3,256,890	$3,184,955
Wholesale segment	74,249	74,725	288,904	260,179

Total Company	$1,030,158	$1,013,406	$3,545,794	$3,445,134

During the year ended January 31, 2017, the Company opened a total of 29 new stores including: 15 Free People stores, 10 Anthropologie Group stores and 4 Urban Outfitters stores; and closed 7 stores including: 3 Anthropologie Group stores, 2 Free People stores and 2 Urban Outfitters stores. During the year ended January 31, 2017, the Company opened 2 net new restaurants and acquired 6 Vetri Family restaurants, which are included in the Food and Beverage division.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 242 Urban Outfitters stores in the United States, Canada, and Europe, and websites; 225 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 127 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,900 specialty stores and select department stores worldwide; and 12 Food and Beverage restaurants, as of January 31, 2017.

The Company will release fourth quarter and fiscal year 2017 earnings results on March 7, 2017.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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